SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                          - - - - - - - - - - - - -

                                  FORM 8-K
                               CURRENT REPORT

                           - - - - - - - - - - - -
   PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934
                       Date of Report (July 1, 1998):

                    Commission file number   1-6686

              THE INTERPUBLIC GROUP OF COMPANIES, INC.
      (Exact name of registrant as specified in its charter)

                  Delaware                         13-1024020
       (State or other jurisdiction of       (I.R.S. Employer
          incorporation or organization)        Identification No.)


       1271 Avenue of the Americas, New York, New York   10020
      (Address of principal executive offices)      (Zip Code)


                           (212) 399-8000
         (Registrant's telephone number, including area code)














ITEM 5.   OTHER EVENTS

As more fully discussed in Note 16 of the supplemental consolidated financial statements of The Interpublic Group of Companies, Inc. (the "Company"), in April 1998, the Company acquired three companies in stock for stock transactions, which were accounted for as poolings of interests. This report on Form 8-K includes the Company's supplemental consolidated financial statements and other financial information restated to reflect the aggregate effect of the April 1998 pooled companies and all prior poolings as of the earliest period presented. These combined results will become the historical results of the Company upon publication of financial results for periods inclusive of the date of consummation of the April 1998 transactions. This report may be incorporated by reference into other reports or registration statements filed with the Securities and Exchange Commission.


ITEM 7.   SUPPLEMENTAL FINANCIAL STATEMENTS AND EXHIBITS

          Financial Highlights

                      Management's Discussion and Analysis of Financial Condition and Results of Operations

Supplemental Consolidated Financial Statements

          Report of Independent Accountants - Price Waterhouse LLP

          Report of Independent Accountants - Ernst & Young LLP

          Supplemental Consolidated Balance Sheet
            December 31, 1997 and 1996

          Supplemental Consolidated Statement of Income for the Years Ended
            December 31, 1997, 1996 and 1995

          Supplemental Consolidated Statement of Comprehensive Income for the Years Ended December 31, 1997, 1996 and 1995



          Supplemental  Consolidated Statement of Cash Flows for  the  Years
            Ended December 31, 1997, 1996 and 1995

          Supplemental Consolidated Statement of Stockholders' Equity
            Three Years Ended December 31, 1997

          Notes to Supplemental Consolidated Financial Statements

          Selected Financial Data For Five Years

Supplemental Financial Statement Schedule

          Schedule VIII: Valuation and Qualifying Accounts

Supplemental Financial Statements

            Supplemental Consolidated Balance Sheet
             March 31, 1998 (unaudited) and
             December 31, 1997

            Supplemental Consolidated Statement of Income for the
             Three Months Ended March 31, 1998 and 1997 (unaudited)

            Supplemental Consolidated Statement of Comprehensive Income for
             the Three Months Ended March 31, 1998 and 1997 (unaudited)

            Supplemental Consolidated Statement of Cash Flows
             Three Months Ended March 31, 1998 and 1997 (unaudited)

            Notes to Supplemental Consolidated Financial Statements
            (unaudited)

            Management's Discussion and Analysis of
             Financial Condition and Results of Operations (unaudited)






            SIGNATURES

Exhibit 11  COMPUTATION OF EARNINGS PER SHARE

            For the Years Ended December 31, 1993, 1994, 1995, 1996 and 1997

            For the Three Months Ended March 31, 1997 and 1998

Exhibit 23  CONSENT OF INDEPENDENT ACCOUNTANTS

            PricewaterhouseCoopers LLP

            Ernst & Young LLP


Exhibit 27  RESTATED FINANCIAL DATA SCHEDULE

            For the Year Ended December 31, 1997

            For the Years Ended December 31, 1996 and 1995

            For the Three Months Ended March 31, 1998 and 1997


















                  THE INTERPUBLIC GROUP OF COMPANIES, INC.


The Interpublic Group of Companies, Inc. is one of the largest organizations of advertising agencies and marketing communications companies in the world. It includes the parent company, The Interpublic Group of Companies, Inc., McCann-Erickson WorldGroup, Ammirati Puris Lintas, The Lowe Group, Western International Media, DraftWorldwide, The Allied Communications Group, Octagon, and other related companies. Interpublic employs more than 28,000 people and maintains offices in over 120 countries.






























                         FINANCIAL HIGHLIGHTS  <F1>
                (Dollars in thousands except per share data)
______________________________________________________________________
December 31
                                                              Percent
                                  1997           1996        Increase
______________________________________________________________________
Operating Data
Gross income                  $ 3,264,120    $ 2,786,655     17.1%
Net Income                    $   205,033    $   211,113     (2.9)%
Per Share Data:
   Basic EPS                  $      1.61    $      1.66     (3.0)%
   Diluted EPS                       1.55           1.60     (3.1)%
Cash dividends (Interpublic)          .50            .44     13.6%
Share price at December 31    $  49 13/16    $    31 5/8      57.5%
Weighted-average shares:
   Basic                      127,457,013    127,504,436       -
   Diluted                    136,016,598    135,795,875       .2%
Financial Position
Working capital               $   245,757    $   143,859     70.8%
Total assets                    5,877,605      5,017,419     17.1%
Book value per share          $      8.05    $      6.73<F3> 19.6%
Return on average stockholders'
     equity                         20.8%           25.8%<F3>(19.4)%
Gross Income
1997      $3,264,120
1996      $2,786,655
1995      $2,429,341
Basic Earnings Per Share:
1997      $ 1.84/1.61<F2>
1996      $ 1.66<F3>/1.60
1995      $ 1.43/1.12<F4>
Cash Dividends Per Share (Interpublic)
1997      $  .50
1996      $  .44
1995      $  .40
Return On Average Stockholders' Equity
1997 24.2%/20.8%<F2>
1996 25.8%<F3>/24.8%
1995 25.3%/19.8%<F4>
________________________________________________________________________
<F1> Restated  to  reflect  the aggregate effect of pooling  of  interests transactions. See Note 16.
<F2> Includes after-tax charge of $29.7 million or $.23 per share  (basic)
     for special compensation charges.
<F3> Includes an after-tax gain of approximately $8.1 million or $.06  per share (basic) resulting from the sale of a portion of the Company's shares in CKS Group, Inc.
<F4>  Includes  an  after-tax charge of $38.2 million or  $.31  per  share
(basic) for the write-down of goodwill and related assets.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
As more fully discussed in Note 16 of the supplemental consolidated financial statements, the Company acquired three companies in April 1998 which were accounted for as poolings of interests. The Company's financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of the April 1998 pooled entities in addition to all prior pooled entities. A noteworthy item is that one of the April 1998 pooled companies recorded after-tax special compensation charges in the fourth quarter of 1997 totaling $29.7 million or $.23 per share (basic) as further explained in Note 6. The following discussion relates to the combined results of the Company after giving effect to all pooled companies.

Liquidity and Capital Resources
The Company's financial position continued to be strong during 1997. Working capital increased $101.9 million over 1996 to $245.8 million. This increase in working capital was a result of growing operations and the payment of short-term borrowings with some of the proceeds from the 1.80% Convertible Subordinated Notes due 2004 issued during the latter part of 1997. Working capital increased $15.2 million and $53.5 million in 1996 and 1995, respectively. The increase in working capital in 1995 related to the refinancing of short-term debt with long-term debt.

The current ratio was approximately 1.1 to 1 for the past three years, which is another indication of the Company's strong liquidity. The Company utilized its strong financial position to obtain short-term and long-term financing on competitive terms.

The Company and its subsidiaries maintained credit facilities in the United States and in countries where it conducts business to manage its future liquidity requirements.
                                 Summary of
                Short-term credit facilities at December 31,
                            (Dollars in millions)
                 Domestic                         International
       Available          Utilized             Available        Utilized
1997   $307.0             $ 2.1                $210.8           $86.1
1996   $217.6             $17.4                $215.7           $86.7
1995   $215.1             $39.2                $229.1           $73.5

Approximately 46%, 51% and 53% of the Company's assets at December 31, 1997, 1996 and 1995, respectively, were outside the United States. The Company actively hedges to minimize the impact of foreign exchange exposure. However, the notional value and fair value of all outstanding forwards and options contracts at the end of the year were not significant.

The Company is not aware of any significant occurrences that could negatively impact its liquidity. However, should such a trend develop, the Company believes that there are sufficient funds available under its existing lines of credit and from internal cash-generating capabilities to meet future needs.

The principal use of the Company's working capital is to provide for the operating needs of its subsidiaries, which includes payments for space or time purchased from various media on behalf of clients. The Company's practice is to bill and collect from its clients in sufficient time to pay the amounts due media on a timely basis. Other uses of working capital include the repurchase of the Company's common stock, payment of cash dividends, capital expenditures and acquisitions.

During 1997, the Company, excluding pooled companies, purchased approximately 3.5 million shares of its common stock for an average price of $41.57 per share. During 1996 and 1995, the Company, excluding pooled companies, acquired approximately 2.9 million shares each year for $86.9 million and $69.7 million, respectively. The Company repurchases its stock to meet its obligations under various compensation plans.

The Company, excluding pooled entities, paid $61.2 million ($.50 per share) in dividends to stockholders in 1997, an 18% increase over 1996 dividends of $51.8 million ($.44 per share). During 1995, the Company, excluding pooled entities, paid $46.1 million in dividends or $.40 per share.

The Company's capital expenditures in 1997 were $102.5 million. The primary purpose of expenditures was to modernize the offices and upgrade the computer and communications systems to better serve clients. During 1996, the Company spent $88.4 million for capital improvements, an increase of 17.2% from 1995. The increase in capital expenditures year over year resulted from the continuing growth of operations.

During 1997, the Company paid approximately $302 million in cash and stock to acquire a number of marketing communications companies to complement its existing agency systems and to optimally position itself in the ever-broadening communications marketplace.

In the fourth quarter of 1997, the Company called for redemption its 3 3/4% Convertible Subordinated Debentures due 2002. Substantially all of the outstanding debentures were converted into approximately 4.3 million shares of the Company's common stock.

Return on average stockholders' equity was 20.8% in 1997, 25.8% in 1996 and 19.8% in 1995. The return on average stockholders' equity in 1997 was 24.2% excluding the special compensation charges. The return on average stockholders' equity in 1995, excluding the effect of the write-down of goodwill and other related assets was 25.3%.

RESULTS OF OPERATIONS

Worldwide income from commissions and fees increased 17.1% in 1997, 14.3% in 1996 and 10.7% in 1995. The continued growth in revenue was mainly due to the expansion of the business and new business gains.

International revenue, which represented 51.2% of worldwide revenue in 1997, increased $141.0 million or 9.6% over 1996. This was after an unfavorable currency impact of 4.5%. During 1996 and 1995, revenue from international operations increased $94.4 million and $146.0 million, respectively. During 1997, commissions and fees from domestic operations increased 26.0% primarily due to the effect of new business gains. Commissions and fees from domestic operations increased 24.7% in 1996 and 8.9% in 1995.

Other income increased 18.4% in 1997, 25.2% in 1996 and 26.0% in 1995. The increases were primarily due to the proceeds from the sale of investments, primarily All American Communications, Inc. in 1997, CKS Group, Inc. and Spotlink in 1996 and Fremantle International, Inc. in 1995.

Total operating expenses worldwide increased 16.8% in 1997, 14.1% in 1996, and 10.4% in 1995. Cost increases for both domestic and international are in line with revenue increases. Operating expenses outside the United States increased 8.2% in 1997, 6.7% in 1996 and 11.1% in 1995. Domestic operating expenses increased 27.7% in 1997, 24.7% in 1996 and 8.7% in 1995. The 1997 increase in domestic operating expenses resulted from a greater proportion of the Company's earnings being generated domestically.

Significant portions of the Company's expenses relate to employee compensation and various employee incentive and benefit programs which are based primarily upon operating results. In 1997, as part of its continuing cost containment efforts, the Company announced that it was curtailing its domestic pension plan effective April 1, 1998 and recorded pre-tax charges of approximately $16.7 million. The Company will realize a pre-tax savings of approximately $9 million per year. The Company continues to sponsor a domestic defined contribution plan. In 1997, one of the 1998 pooled companies recorded one-time after-tax charges of $29.7 million primarily related to compensation.

Interest expense increased 17.5% in 1997 after increasing 5.2% and 20.0% in 1996 and 1995, respectively. The increase in 1997 was primarily attributable to the issuance of the 1.80% Convertible Subordinated Notes due 2004 and additional financing of acquisitions.

Equity in net income of unconsolidated affiliates decreased in 1997, after increasing in 1996 and 1995. The decrease in equity income in 1997 primarily resulted from the consolidation of a company previously accounted for on the equity basis. The 1996 and 1995 increases were primarily due to the Company's investment in Campbell Mithun Esty.

Income applicable to minority interests increased in 1997, 1996 and 1995 primarily due to the strong performance of companies which were not wholly owned as well as the consolidation of a company with a significant minority interest in 1997, which was previously accounted for on the equity basis.

In 1995, the Company wrote down goodwill and other related assets of $38.2 million or $.31 per share (basic). The reason for the write-down was that the carrying value of the assets exceeded management's estimate of the fair value of these operations which was based primarily on discounted projected cash flows.

The Company's effective income tax rate was 45.3% in 1997, 42.0% in 1996 and 47.2% in 1995. The higher rate in 1997 was attributable to the pooled companies. The higher rate in 1995 was primarily attributable to the impact of the write-down of goodwill and other related assets of $38.2 million.

The Company's management continuously evaluates and manages its exposure to exchange, economic, and political risks. The 1997 exchange crisis in Asia had a minimal impact on the Company partly due to the agency systems' contingency plans that included active hedging, repatriation of cash, cost-cutting, and capital improvement freezes.

The Company is engaged in a global effort to assess the required modification or replacement of its internal software to become Year 2000 compliant. Additionally, the Company is working with its major software providers to ensure that they are Year 2000 compliant. Management believes that the required software changes will be completed without causing operational issues. The costs of addressing the Year 2000 issues are not expected to have a material adverse impact on the Company's financial condition or results of operations. If the Company's Year 2000 remediation efforts are not successful, it will implement contingency plans to ensure that operations are not disrupted.


























Report of Independent Accountants

To the Board of Directors and Stockholders of The Interpublic Group of Companies, Inc.

In our opinion, based upon our audits and the report of other auditors, the accompanying supplemental consolidated balance sheet and the related supplemental consolidated statements of income, of comprehensive income, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of The Interpublic Group of Companies, Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. ("Hill Holliday"), a wholly-owned subsidiary, which statements reflect total net loss constituting approximately 16% of the related 1997 supplemental consolidated financial statement total. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Hill Holliday, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

As discussed in Note 4 to the supplemental consolidated financial statements, during 1995, the Company changed its method of accounting for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121.

As more fully described in Note 16 to the supplemental consolidated financial statements, the Company merged with three entities in April 1998 in transactions accounted for as poolings of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the mergers of the Company with those pooled entities as well as all entities pooled during 1995 through 1997.


/s/ By: PRICE WATERHOUSE LLP
        Price Waterhouse LLP
        New York, New York
        February 20, 1998, except for
        Note 16 which is as of April 16, 1998

Report of Independent Auditors


Board of Directors
Hill, Holliday, Connors, Cosmopulos, Inc.


We have audited the consolidated balance sheet of Hill, Holliday, Connors, Cosmopulos, Inc. and Subsidiaries (the Company) as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the twelve-month period then ended, not separately presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hill, Holliday, Connors, Cosmopulos, Inc. and Subsidiaries at December 31, 1997, and the consolidated results of its operations and its cash flows for the twelve-month period then ended, in conformity with generally accepted accounting principles.

BY /s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 13, 1998






                            FINANCIAL STATEMENTS
        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                 DECEMBER 31
                (Dollars in thousands except per share data)

ASSETS                                       1997          1996
CURRENT ASSETS:
Cash and cash equivalents (includes
  certificates of deposit: 1997-$256,934;
  1996-$84,543)                           $  735,440   $  507,394
Marketable securities                         31,944        36,940
Receivables (net of allowance for doubtful
  accounts:  1997-$39,896; 1996-$34,953)   3,050,917    2,747,323
Expenditures billable to clients             240,000      190,595
Prepaid expenses and other current assets    105,504       78,637
   Total current assets                    4,163,805    3,560,889


OTHER ASSETS:
Investment in unconsolidated affiliates       46,665      102,808
Deferred taxes on income                      59,424       84,336
Other investments and miscellaneous
  assets                                     219,839      188,202
   Total other assets                        325,928      375,346

FIXED ASSETS, at cost:
Land and buildings                            83,621       83,764
Furniture and equipment                      503,823      452,324
                                             587,444      536,088
Less: accumulated depreciation               330,593      302,681
                                             256,851      233,407
Unamortized leasehold improvements           103,494       92,280
   Total fixed assets                        360,345      325,687

INTANGIBLE ASSETS (net of accumulated
 amortization:  1997-$227,401;
  1996-$187,638)                           1,027,527      755,497

TOTAL ASSETS                              $5,877,605   $5,017,419












                            FINANCIAL STATEMENTS
          INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                 DECEMBER 31
                (Dollars in thousands except per share data)

LIABILITIES AND STOCKHOLDERS' EQUITY            1997          1996
CURRENT LIABILITIES:
Payable to banks                             $  162,807   $  129,994
Accounts payable                              3,156,049    2,807,042
Accrued expenses                                448,054      345,056
Accrued income taxes                            151,138      134,938
   Total current liabilities                  3,918,048    3,417,030

NONCURRENT LIABILITIES:
Long-term debt                                  253,910      239,411
Convertible subordinated debentures
  and notes                                     201,768      115,192
Deferred compensation and reserve
 for termination allowances                     263,463      228,518
Accrued postretirement benefits                  47,404       46,726
Other noncurrent liabilities                     70,791       69,167
Minority interests in consolidated
 subsidiaries                                    31,917       23,687
   Total noncurrent liabilities                 869,253      722,701

STOCKHOLDERS' EQUITY:
Preferred Stock, no par value
  shares authorized:  20,000,000
  shares issued:  none

Common Stock, $.10 par value
 shares authorized:  225,000,000
 shares issued:
   1997 - 143,567,843;
   1996 - 136,410,542                            14,357       13,641
Additional paid-in capital                      552,282      284,756
Retained earnings                               995,702      860,988
Adjustment for minimum pension liability        (13,207)     (12,979)
Net unrealized gain on equity securities         12,405            -
Cumulative translation adjustment              (154,093)     (82,486)
                                              1,407,446    1,063,920
Less:
 Treasury stock, at cost:
   1997 - 8,063,983 shares;
   1996 - 5,967,554 shares                      253,088      131,082
Unearned ESOP compensation                        7,420        7,800
Unamortized expense of restricted
   stock grants                                  56,634       47,350
   Total stockholders' equity                 1,090,304      877,688
COMMITMENTS AND CONTINGENCIES (SEE NOTE 15)  ___________  __________

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $5,877,605   $5,017,419

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. See Note 16.

The accompanying notes are an integral part of these financial statements.


                            FINANCIAL STATEMENTS
        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                           YEAR ENDED DECEMBER 31
                (Dollars in thousands except per share data)

                                    1997        1996         1995
Commissions and fees               $3,134,512  $2,677,173   $2,341,901
Other income                          129,608     109,482       87,440
    Gross income                    3,264,120   2,786,655    2,429,341

Salaries and related expenses       1,781,410   1,504,772    1,308,027
Office and general expenses           993,401     870,794      774,170
Interest expense                       50,574      43,041       40,924
Write-down of goodwill and other
   related assets                           -           -       38,177
Special compensation
   charges                             32,229           -            -
   Total costs and expenses         2,857,614   2,418,607    2,161,298

Income before provision for
  income taxes                        406,506     368,048      268,043

Provision for income taxes            184,227     154,507      126,619

Income of consolidated
  companies                           222,279     213,541      141,424
Income applicable to minority
  interests                           (23,754)    (14,872)      (7,922)
Equity in net income of
    unconsolidated affiliates           6,508      12,444        6,086
Net Income                         $  205,033  $  211,113   $  139,588

Per Share Data:
 Basic EPS                              $1.61       $1.66        $1.12
 Diluted EPS                            $1.55       $1.60        $1.09


The accompanying notes are an integral part of these financial statements.

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. See Note 16.















        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                           YEAR ENDED DECEMBER 31

                           (Dollars in Thousands)



                                           1997      1996       1995

Net Income                                 $205,033  $211,113   $139,588

Other Comprehensive Income, net of tax:

Foreign Currency Translation Adjustments    (71,607)   11,036      4,025

Net Unrealized Gains on Securities           12,405         -          -

Minimum Pension Liability Adjustments          (228)   (3,891)    (2,666)
Other Comprehensive Income                  (59,430)    7,145      1,359

Comprehensive Income                       $145,603  $218,258   $140,947


The accompanying notes are an integral part of these financial statements.

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. See Note 16.

                                                       FINANCIAL STATEMENTS
(Dollars in thousands)            THE INTERPUBLIC GROUP OF COMPANIES, INC. AND
ITS SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                                       YEAR ENDED DECEMBER 31
CASH FLOWS FROM OPERATING ACTIVITIES:                               1997           1996         1995
Net Income                                                       $205,033       $211,113
$139,588
Adjustments to reconcile net income to cash provided by
   operating activities:
  Depreciation and amortization of fixed assets                    78,258         65,297
53,870
  Amortization of intangible assets                                39,763         29,317
27,995
  Amortization of restricted stock awards                          16,222         14,451
13,558
  Stock bonus plans/ESOP                                            1,389          4,067
769
  Provision for deferred income taxes                               9,530          3,986
12,071
  Noncash pension plan charges                                     16,700
-             -
  Equity in net income of unconsolidated affiliates                (6,508)
(12,444)                                                           (6,086)
  Income applicable to minority interests                          23,754         14,872
7,922
  Translation losses                                                1,321          3,484
4,071
  Write-down of goodwill and other related assets                       -              -
38,177
  Special compensation charges                                     31,553              -
-
  Sale of investments                                             (44,598)
(35,043)           -
  Other                                                           (11,963)
4,446                                                              (2,430)
Change in assets and liabilities, net of acquisitions:
  Receivables                                                    (335,344)
(285,884)                                                        (236,266)
  Expenditures billable to clients                                (45,972)
(25,347)                                                          (10,998)
  Prepaid expenses and other assets                               (13,289)
(39,073)                                                          (30,925)
  Accounts payable and accrued expenses                           292,624        298,203
160,391
  Accrued income taxes                                              2,622         25,756
23,470
  Deferred compensation and reserve for termination allowances     18,397        (13,503)
2,517
  Net cash provided by operating activities                       279,492        263,698
197,694
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions, net                                               (89,910)       (51,848)
(66,387)
  Capital expenditures                                           (102,521)
(88,362)                                                          (75,413)
  Proceeds from sales of assets                                   113,374         39,474
1,722
  Net proceeds from(net purchase of) marketable securities            324            476
(9,203)
  Investment in unconsolidated affiliates                          (8,371)        17,210
(14,044)
  Net cash used in investing activities                           (87,104)
(83,050)                                                         (163,325)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease)in short-term borrowings                      22,418        (23,176)
19,263
  Proceeds from long-term debt                                    256,337         84,060
72,744
  Payments of long-term debt                                      (24,577)       (63,663)
(27,968)
  Treasury stock acquired                                        (144,470)       (86,949)
(72,249)
  Issuance of common stock                                         36,862         19,588
31,206
  Cash dividends - Interpublic                                    (61,242)       (51,786)
(46,124)
  Cash dividends - pooled companies                                (7,416)
(3,979)      (6,733)
  Net cash provided by (used in) financing activities              77,912       (125,905)
(29,861)
Effect of exchange rates on cash and cash equivalents             (42,254)        (2,234)
10,048
Increase in cash and cash equivalents                             228,046         52,509
14,556
Cash and cash equivalents at beginning of year                    507,394        454,885
440,329
Cash and cash equivalents at end of year                         $735,440       $507,394
$454,885
The accompanying notes are an integral part of these financial statements.
All periods have been restated to reflect the aggregate effect of the acquisitions for as poolings of interests. See Note 16.


                                                       FINANCIAL STATEMENTS
          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Dollars in thousands)                FOR THE THREE-YEAR PERIOD ENDED DECEMBER
31, 1997
                                                                                 Net
                                                                  Unrealized
Unamortized
                                    Additional         Minimum    Gain on
Cumulative                                 Expense                Unearned
                            Common   Paid-In  Retained Pension    Equity
Translation                       Treasury of Restricted          ESOP
                            Stock             Capital   Earnings  Liability
Securities  Adjustment            Stock    Stock Grants           Plan
BALANCES, DECEMBER 31, 1996 $13,641  $284,756 $860,988 $(12,979)  $     -
$(82,486)                         $131,082 $ 47,350               $  7,800
Net income                                    205,033
Cash dividends - IPG                          (61,242)
Cash dividends - pooled cos.                  ( 7,416)
Retained Earnings - pooled cos.               ( 1,661)
Foreign currency translation
 adjustment
(71,607)
Awards of common stock under
 Company plans:
 Management incentive
  compensation                          534
 Achievement stock awards               253                                                   (175)
 Restricted stock                53   27,821
27,873
Employee stock purchases         23    9,684
Exercise of stock options       138   27,905
Purchase of Company's own stock                                                            144,094
Tax benefit relating to
 exercise of stock options           12,950
Restricted Stock: Forfeitures                                                                3,664
(2,367)
                  Amortization
(16,222)
Issuance of shares
  for acquisitions                   47,574                                                (25,577)
Conversion of convertible
   debentures                   443  118,357
Adjustment for minimum pension
 liability                                                 (228)
Par value of shares issued
  for three-for-two stock split  59
Change in market value of
  securities available-for-sale                                       12,405
Payments from ESOP
(380)
Special compensation
  charges                             27,324
Deferred stock bonus charges          (4,876)
________________________________________________________________________________
____________________________________________

BALANCES, DECEMBER 31, 1997 $14,357 $552,282 $995,702  $(13,207)   $ 12,405
$(154,093)                        $253,088  $ 56,634              $  7,420


                                                       FINANCIAL STATEMENTS
          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1997
                                                                 (Dollars in
thousands)
                                                                                 Net
                                                                  Unrealized
Unamortized
                                     Additional         Minimum   Gain on
Cumulative                                 Expense                Unearned
                              Common  Paid-In  Retained            Pension
Equity                             Translation          Treasury  of Restricted    ESOP
                              Stock   Capital  Earnings Liability Securities
Adjustment                        Stock    Stock Grants           Plan

BALANCES, DECEMBER 31, 1995   $8,963  $232,504 $711,236 $( 9,088) $     -
$(93,522)                        $ 41,126  $ 39,664               $  9,900
Net income                                     211,113
Cash dividends - IPG                           (51,786)
Cash dividends - pooled cos.                   ( 3,979)
Retained Earnings - pooled cos.                ( 1,049)
Foreign currency translation
 adjustment
11,036
Awards of common stock under
 Company plans:
 Management incentive
  compensation                            172
 Achievement stock awards                 159                                                (103)
 Restricted stock                 50   22,831
23,247
Employee stock purchases          19    7,273
Exercise of stock options         61   12,738
Purchase of Company's own stock                                                            86,949
Tax benefit relating to
 exercise of stock options              4,381
Restricted Stock: Forfeitures     (1)                                                       1,244
(1,110)
                  Amortization
(14,451)
Issuance of shares for
 acquisitions                           3,775                                               1,866
Conversion of convertible
 debentures                        2      923
Adjustment for minimum pension
 liability                                                ( 3,891)
Par value of shares issued
  for three-for-two stock split 4,547            (4,547)
Payments from ESOP
(2,100)
________________________________________________________________________________
_____________________________________________

BALANCES, DECEMBER 31, 1996   $13,641 $284,756 $860,988  $(12,979)  $     -
$(82,486)   $131,082             $ 47,350              $  7,800

                                                         FINANCIAL STATEMENTS
          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1997

(Dollars in thousands)                                                Net
                                                                     Unrealized
Unamortized
                                      Additional           Minimum    Gain on
Cumulative                                 Expense                Unearned
                               Common  Paid-In  Retained   Pension    Equity
Translation  Treasury            of Restricted         ESOP
                               Stock   Capital   Earnings  Liability  Securities
Adjustment   Stock                    Stock Grants     Plan

BALANCES, DECEMBER 31, 1994    $8,771  $174,882  $626,925  $(6,422)   $     -
$ (97,547)   $ 11,644            $ 35,942  $ 11,123
Net income                                        139,588
Cash dividends - IPG                             (46,124)
Cash dividends - pooled cos.                     ( 6,733)
Retained Earnings - pooled cos.                  ( 2,420)
Foreign currency translation
  adjustment
4,025
Awards of common stock under
  Company plans:
  Achievement stock awards                  167                                                    (98)
  Restricted stock                 50    18,256
18,306
Employee stock purchases           15     5,073
Exercise of stock options         127    28,849
Purchase of Company's own stock                                                                 75,229
Tax benefit relating to
  exercise of stock options               5,809
Restricted Stock: Forfeitures                                                                    1,608
(1,026)
                  Amortization
(13,558)
Issuance of shares
  for acquisitions                         (532)                                               (47,257)
Adjustment for minimum pension
  liability                                                 (2,666)
Payment from ESOP
(1,223)
________________________________________________________________________________
____________________________________________

BALANCES, DECEMBER 31, 1995      $8,963 $232,504  $711,236 $(9,088)  $     -
$(93,522)   $ 41,126   $ 39,664  $  9,900

The accompanying notes are an integral part of these financial statements.

All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. See Note 16.

           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations: The Company is a worldwide provider of advertising agency and related services. The Company conducts business through the following subsidiaries: McCann-Erickson WorldGroup, Ammirati Puris Lintas, The Lowe Group, Western International Media, DraftWorldwide, Allied Communications Group, Octagon and other related companies. Interpublic also has arrangements through association with local agencies in various parts of the world. Other "marketing communications" activities conducted by the Company are market research, sales promotion, product development, direct marketing, telemarketing and other related services.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries, most of which are wholly owned. The Company also has certain investments in unconsolidated affiliates that are carried on the equity basis. All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests.

Short-term and Long-term Investments: The Company's investments in marketable and equity securities are categorized as available-for-sale securities, as defined by Statement of Financial Accounting Standards No. 115, (SFAS 115),"Accounting for Certain Investments in Debt and Equity Securities". Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders' equity until realized. The cost of securities sold is based on the average cost of securities when computing realized gains and losses.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currencies: Balance sheet accounts are translated principally at rates of exchange prevailing at the end of the year except for fixed assets and related depreciation in countries with highly inflationary economies which are translated at rates in effect on dates of acquisition. Revenue and expense accounts are translated at average rates of exchange in effect during each year. Translation adjustments are included as a separate component of stockholders' equity except for countries with highly inflationary economies, which are included in current operations.

Commissions, Fees and Costs: Commissions and fees are generally recognized when media placements appear and production costs are incurred. Salaries and other agency costs are generally expensed as incurred.

Depreciation and Amortization: Depreciation is computed principally using the straight-line method over estimated useful lives of the related assets, ranging generally from 3 to 20 years for furniture and equipment and from 10 to 45 years for various component parts of buildings.

Leasehold improvements and rights are amortized over the terms of related leases. Company policy provides for the capitalization of all major expenditures for renewal and improvements and for current charges to income for repairs and maintenance.

Long-lived Assets: The excess of purchase price over the fair value of net tangible assets acquired is amortized on a straight-line basis over periods not exceeding 40 years.

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate that the net book value of an operation may not be recoverable. If the sum of projected future undiscounted cash flows of an operation is less than its carrying value, an impairment loss is recognized. The impairment loss is measured by the excess of the carrying value over fair value based on estimated discounted future cash flows or other valuation measures.

Income Taxes: Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes.

Earnings per Common and Common Equivalent Share:  As further discussed in
Note 3, the Company adopted Statement of Financial Accounting Standards No. 128, (SFAS 128), "Earnings Per Share", in the fourth quarter of 1997. Basic earnings per share is based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share also includes common equivalent shares applicable to grants under the stock incentive and stock option plans and the assumed conversion of convertible subordinated debentures and notes, if they are determined to be dilutive.

Treasury Stock: Treasury stock is acquired at market value and is recorded at cost. Issuances are accounted for on a first in, first out basis.

Concentrations of Credit Risk: The Company's clients are in various businesses, located primarily in North America, Latin America, Europe and the Pacific Region. The Company performs ongoing credit evaluations of its clients. Reserves for credit losses are maintained at levels considered adequate by management. The Company invests its excess cash in deposits with major banks and in money market securities. These securities typically mature within 90 days and bear minimal risk.

NOTE 2:  STOCKHOLDERS' EQUITY
On May 19, 1997, the stockholders approved an increase in the number of authorized common shares from 150,000,000 shares to 225,000,000 shares. The stockholders also approved a three-for-two stock split, effected in the form of a 50% stock dividend paid on July 15, 1997 to stockholders of record as of June 27, 1997. The number of shares reserved for issuance pursuant to various plans under which stock is issued was increased by 50%. The three-for-two stock split has been reflected retroactively in the consolidated financial statements and all per share data, shares, and market prices of the Company's common stock included in the consolidated financial statements and notes thereto have been adjusted to give effect to the stock split.

The Company has a Preferred Share Rights Plan designed to deter coercive takeover tactics. Pursuant to this plan, common stockholders are entitled to purchase 1/100 of a share of preferred stock at an exercise price of $100 if a person or group acquires or commences a tender offer for 15% or more of Interpublic's common stock. Rights holders (other than the 15% stockholder) will also be entitled to buy, for the $100 exercise price, shares of Interpublic's common stock with a market value of $200 in the event a person or group actually acquires 15% or more of Interpublic's common stock.
Rights may be redeemed at $.01 per right under certain circumstances.NOTE 3:
EARNINGS PER SHARE
In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, (SFAS 128), "Earnings Per Share", which specifies the method of computation, presentation and disclosure for earnings per share(EPS). SFAS 128 replaces the presentation of primary EPS with basic EPS and requires dual presentation of basic and diluted EPS. All prior period EPS data has been restated to comply with SFAS 128 and to reflect the three-for-two stock split effected July 1997.

In accordance with SFAS 128, the following is a reconciliation of the components of the basic and diluted EPS computations for income available to common stockholders:

                                                                 FOR THE YEAR
ENDED DECEMBER 31,

(Dollars in thousands)

                                        1997                       1996
1995
                                                PER
PER                                PER
                                                SHARE
SHARE                              SHARE
                         INCOME    SHARES       AMOUNT   INCOME    SHARES
AMOUNT  INCOME      SHARES         AMOUNT

BASIC EPS
Income available
 to common stockholders  $205,033  127,457,013   $1.61   $211,113  127,504,436
$1.66    $139,588   125,009,700    $1.12


EFFECT OF DILUTIVE SECURITIES
Options                              2,910,648                       2,219,373
1,921,923
Restricted stock              447    1,638,646                384    1,605,564
461     2,080,067
3 3/4% Convertible
   Subordinated Debentures  5,929    4,010,291              6,410    4,466,502


DILUTED EPS              $211,409  136,016,598   $1.55   $217,907  135,795,875
$1.60    $140,049   129,011,690    $1.09

The computation of diluted EPS for 1995 and 1997 excludes the assumed conversion of the 3 3/4% Convertible Subordinated Debentures and the 1.80% Convertible
Subordinated Notes, respectively, because they were antidilutive.

NOTE 4: ACQUISITIONS AND RELATED COSTS

The Company acquired a number of advertising and communications companies during the three year period ended December 31, 1997. The aggregate purchase price, including cash and stock payments, was $302 million, $173 million and $142 million in 1997, 1996 and 1995, respectively.

In 1997, 4,059,255 shares of the Company's common stock were issued for acquisitions accounted for as poolings of interests. Some of the companies pooled and the respective shares of the Company's common stock issued were Complete Medical Group- 708,789 shares, Integrated Communications Corporation - 585,054 shares, Advantage International- 579,206 shares and Ludgate- 539,459 shares. Additional companies accounted for as poolings of interests include Adler Boschetto Peebles, Barnett Fletcher, Davies Baron, Diefenbach Elkins, D.L. Blair, Rubin Barney & Birger, Inc. and Technology Solutions Inc.

In 1997, the Company also paid $81 million in cash and issued 1,200,059 shares of its common stock for acquisitions accounted for as purchases and equity investments. Such acquisitions included Marketing Corporation of America, Medialog, The Sponsorship Group, Kaleidoscope and Addis Wechsler (51% interest). The Company also increased its interest in Campbell Mithun Esty by 25%. The Company also recorded acquisition related deferred payments of $38 million.

In 1996, the Company issued 3,519,847 shares of its stock for acquisitions accounted for as poolings of interests. Pooled companies included
DraftDirect- 2,736,914 shares, The Weber Group- 495,996 shares and Torre Renta Lazur- 286,937 shares.

During 1996, the Company paid $57 million in cash and issued 190,653 shares of its common stock for acquisitions accounted for as purchases and equity investments. Such acquisitions included Angotti Thomas Hedge, Jay
Advertising, Media Inc., McAdams Healthcare, GGK (49% interest) and Goldberg Moser O'Neill (49% interest).

In 1995, the Company acquired Anderson & Lembke and Addison Whitney for 881,763 and 391,134 shares of its common stock, respectively. These acquisitions were accounted for as poolings of interests. The Company also issued 1,364,039 shares of its common stock and paid $47 million in cash for companies accounted for as purchases and equity investments. Such acquisitions included Newspaper Services of America, Kevin Morley Marketing, Bosch & Butz (80% interest), Mark Goodson Productions (50% interest), Campbell Mithun Esty (50% interest) and CKS Group, Inc. (28% interest).

As more fully discussed in Note 16, the Company acquired three companies in April 1998 which were accounted for as poolings of interests. The Company's supplemental consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of the April 1998 pooled entities in addition to all prior pooled entities. Gross income and net income for the combining entities included in the supplemental consolidated statement of income for the years ending December 31, 1997, 1996 and 1995 are summarized below.

                                        Gross Income   Net Income/(Loss)
For the year ended December 31, 1997:
     As Reported                        $3,125,846     $ 239,146
     Pooled Companies                      138,274       (34,113)
     As Restated                        $3,264,120     $ 205,033

For the year ended December 31, 1996:
     As Reported                        $2,537,516     $ 205,205
     Pooled Companies                      249,139         5,908
     As Restated                        $2,786,655     $ 211,113

For the year ended December 31, 1995:
     As Reported                        $2,179,739     $ 129,812
     Pooled Companies                      249,602         9,776
     As Restated                        $2,429,341     $ 139,588

Deferred payments of both cash and shares of the Company's common stock for prior years' acquisitions were $43 million, $16 million, and $27 million in 1997, 1996 and 1995, respectively.

During 1997, the Company sold its investment in All American Communications, Inc. for approximately $77 million. During 1996, the Company sold its 50% investment in Mark Goodson Productions for approximately $29 million, a portion of its investment in CKS Group, Inc. for $37.6 million and its investment in Spotlink for $11.7 million in shares of the purchaser's common stock.

In the fourth quarter of 1995, the Company adopted Statement of Financial Accounting Standards No. 121, (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 established accounting standards for the recognition and the measurement of impairment of long-lived assets and certain identifiable intangibles including goodwill. As a result of the adoption of SFAS 121, the Company recorded a noncash charge of $38.2 million, comprised of a write-down of $25.8 million for goodwill and $12.4 million for investments and advances.

The write-down related to sixteen separate operating units, primarily advertising and promotion agencies. All but two of these units are located in Europe or North America and were acquired between 1978 and 1994. The reason for the write-down was that the carrying value of the assets exceeded management's estimate of the fair value of these operations which was based primarily on discounted projected cash flows. The fair values estimated by management took into consideration the following: the profitability and trend in profitability of each of the operations, the effects of economic recessions in the various markets, changes in client relationships, trends in clients' spending patterns, the strength of the U.S. dollar relative to foreign currencies and additional political, economic and legal factors where applicable. In some instances, strategies had been implemented to improve operating results which did not prove successful and in some instances management reached a decision in 1995 to sell, merge, or discontinue the operations.

NOTE 5:  PROVISION FOR INCOME TAXES
The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, (SFAS 109), "Accounting for Income Taxes". SFAS 109 applies an asset and liability approach that requires the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the consolidated financial statements and tax returns.

The components of income before provision for income taxes are as follows:
(Dollars in thousands)        1997         1996         1995
Domestic                    $179,815     $176,998     $118,209
Foreign                      226,691      191,050      149,834
Total                       $406,506     $368,048     $268,043
The provision for income taxes consisted of:
(Dollars in thousands)        1997         1996         1995
Federal income taxes (including foreign
   withholding taxes):
  Current                   $ 67,476     $ 59,260     $ 39,454
  Deferred                     5,601          181        3,297
                              73,077       59,441       42,751
State and local income taxes:
  Current                     21,900       20,358       12,451
  Deferred                     1,447        2,803          552
                              23,347       23,161       13,003
Foreign income taxes:
  Current                     85,321       70,903       62,643
  Deferred                     2,482        1,002        8,222
                              87,803       71,905       70,865
Total                       $184,227     $154,507     $126,619

At December 31, 1997 and 1996 the deferred tax assets/(liabilities) consisted of the following items:
(Dollars in thousands)                       1997         1996
Postretirement/postemployment benefits   $ 40,760     $ 40,030
Deferred compensation                      25,427       12,450
Pension costs                              11,873        6,785
Depreciation                               (9,269)     (8,132)
Rent                                       (3,546)     10,846
Interest                                    2,056        6,051
Accrued reserves                            4,361        4,551
Investments in equity securities           (8,956)          -
Tax loss/tax credit carryforwards          22,172       22,510
Other                                      (4,139)       3,867
Total deferred tax assets                  80,739       98,958
Deferred tax valuation allowance           21,315       14,622
Net deferred tax assets                  $ 59,424     $ 84,336

The valuation allowance of $21,315,000 and $14,622,000 at December 31, 1997 and 1996, respectively, represents a provision for uncertainty as to the realization of certain deferred tax assets, including U.S. tax credit and net operating loss carryforwards in certain jurisdictions. The change during 1997 in the deferred tax valuation allowance primarily relates to net operating loss carryforwards and the utilization of the tax credit. At December 31, 1997 there were $7,052,000 of tax credit carryforwards with expiration periods through 2002 and net operating loss carryforwards with a tax effect of $15,120,000 with various expiration periods. The Company has concluded that based upon expected future results, it is more likely than not that the net deferred tax asset balance will be realized.

A reconciliation of the effective income tax rate as shown in the consolidated statement of income to the federal statutory rate is as follows:
                                        1997     1996    1995
Statutory federal income tax rate       35.0%    35.0%   35.0%
State and local income taxes,
  net of federal income tax benefit      3.5      2.9     3.2
Impact of foreign operations, including
  withholding taxes                      1.0      1.1     3.8
Goodwill and intangible assets           2.5      2.5     7.3
Effect of pooled companies               3.4      0.0    (1.1)
Other                                   (0.1)     0.5    (1.0)
Effective tax rate                      45.3%    42.0%   47.2%

The total amount of undistributed earnings of foreign subsidiaries for income tax purposes was approximately $415.4 million at December 31, 1997. No provision has been made for foreign withholding taxes or United States income taxes which may become payable if undistributed earnings of foreign subsidiaries were paid as dividends to the Company, since a major portion of these earnings has been reinvested in working capital and other business needs. The additional taxes on that portion of undistributed earnings which is available for dividends are not practicably determinable.

NOTE 6: INCENTIVE PLANS
The 1997 Performance Incentive Plan, ("1997 PIP Plan"), approved by the Company's stockholders in May 1997, replaced the Company's Management Incentive Compensation Plan, Long-Term Performance Incentive Plan, 1996 Stock Incentive Plan and the 1986 Stock Incentive Plan ("Predecessor Plans"). Awards made under the Predecessor Plans remain subject to their terms and conditions. The 1997 PIP Plan includes the following types of awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) phantom shares, (5) performance units and (6) management incentive compensation performance awards.

The maximum number of shares of the Company's common stock which may be granted in any year under the 1997 PIP Plan, excluding management incentive compensation performance awards, is equal to a base amount (1.85% of the total number of shares of the Company's common stock outstanding on the first day of the year) supplemented by additional shares as defined in the 1997 PIP Plan document. The 1997 PIP Plan also limits the number of shares available with respect to stock option and stock appreciation rights awards made each year to any one participant as well as the number of shares available under certain types of awards.

The following discussion relates to transactions under the 1997 PIP Plan, the Predecessor Plans as well as other incentive plans. Except as otherwise noted, awards under the 1997 PIP Plan have terms similar to awards made under the respective Predecessor Plans. All prior years' EPS and share data has been restated to reflect a three-for-two stock split effected July 1997.

Stock Options
The 1997 PIP Plan provides for the granting of either incentive stock options (ISO's) or nonstatutory options to purchase shares at the fair value of the Company's common stock on the date of grant. The Compensation Committee of the Board of Directors, ( the "Committee"), is responsible for determining the vesting terms and the exercise period of each grant within the limitations set forth in the 1997 PIP Plan document.

Outstanding options are generally granted at the fair market value of the Company's common stock on the date of grant and are exercisable based on a schedule determined by the Committee. Generally, options become exercisable between two and five years after the date of grant and expire ten years from the date of grant.

Under the 1988 Stock Option Plan, the Company can grant, through 1998, options to purchase 900,000 shares of the Company's common stock to key employees who are employed outside the United States. As permitted under this Plan, certain options were granted at prices less than the market value of the Company's common stock.

The Company also maintains a stock plan for outside directors. Under this plan, 300,000 shares of common stock of the Company are reserved for issuance. Stock options under this plan are awarded at the fair market value of the Company's common stock on the date the option is granted. Options generally become exercisable three years after the date of grant and expire ten years from the date of grant.

Following is a summary of stock option transactions during the three-year period ended December 31, 1997:
                                        Number of      Weighted-
                                        Shares         Average
                                        Under Option   Exercise Price
________________________________________________________________
Balance, December 31, 1994              9,135,213           $16
Exercisable, December 31, 1994          2,345,247            10
________________________________________________________________

New Awards                               3,115,196           22
Exercised                               (1,903,550)          14
Cancelled                                 (409,707)          20
Balance, December 31, 1995               9,937,152           22
Exercisable, December 31, 1995           4,538,483           11
_________________________________________________________________

New Awards                               3,503,580           31
Exercised                                 (907,866)          14
Cancelled                                 (466,923)          22
Balance, December 31, 1996               12,065,943           22
Exercisable, December 31, 1996            3,846,002           14
_________________________________________________________________

New Awards                               2,210,980           38
Exercised                               (1,733,559)          16
Cancelled                                 (521,160)          24
Balance, December 31, 1997               12,022,204           26
Exercisable, December 31, 1997            4,201,219           17
_________________________________________________________________
The following table summarizes information about stock options outstanding at December 31, 1997:
                             Weighted-
                             Average     Weighted-               Weighted-
                      Number      Remaining   Average  Number        Average
Range of         Outstanding Contractual Exercise Exercisable   Exercise
Exercise Prices  at 12/31/97 Life        Price    at 12/31/97   Price
$4.91 to $14.99  2,255,982     3.50         $14       2,252,156  $14

15.00 to 21.99        3,751,339     6.19          21       1,812,194   20

22.00 to 31.99        3,772,182     8.19          30         136,869   25

32.00 to 49.09        2,242,701     9.34          39            -      -

Stock Appreciation Rights
The 1997 PIP Plan permits the Company to grant stock appreciation rights. A stock appreciation right entitles the holder to receive an amount equal to the fair market value of a share of common stock of the Company on the date of exercise over a base price. No such awards have been made to date.

Restricted Stock
Various incentive plans incorporate the issuance of restricted stock subject to certain restrictions and vesting requirements determined by the Committee.

Restricted stock awards are subject to certain restrictions and vesting requirements, generally five to seven years. No monetary consideration is paid by a recipient for a restricted stock award. The cost of these shares is amortized over the restriction periods. The Committee is authorized to direct that discretionary tax assistance payments may be made to recipients when the restrictions lapse. Such payments are expensed as awarded. At December 31, 1997, there were a total of 3,589,605 shares of restricted stock outstanding. During 1997, 1996 and 1995, the Company awarded 699,257 shares, 720,903 shares and 745,842 shares of restricted stock with a weighted-average grant date fair value of $38.96, $31.14 and $24.55, respectively.

Restricted shares under the Outside Directors' Plan are subject to certain restrictions and vesting requirements, generally five years. At December 31, 1997, there were 18,000 shares of restricted stock outstanding. During 1997, the Company awarded 6,000 shares under this Plan with a weighted-average grant date fair value of $40.

Phantom Shares
The 1997 PIP Plan permits the Company to grant phantom shares. A phantom share represents the right of the holder to receive an amount determined by the Committee based on the achievement of performance goals. No such grants have been made under the 1997 PIP Plan.

Performance Units
The 1997 PIP Plan and its predecessor, the Long-Term Performance Incentive Plan, permit the Company to grant performance units. Performance units represent the contractual right of the holder to receive a payment that becomes vested upon the attainment of performance objectives determined by the Committee.

Grants consisting of performance units have been awarded to certain key employees of the Company and its subsidiaries. The ultimate value of these performance units is contingent upon the annual growth of profit (as defined) of the Company, its operating components or both, over the 1995-1998 and 1997-2000 performance periods. The awards are generally paid in cash. The projected value of these units is accrued by the Company and charged to expense over the four-year performance period.

The Company expensed $19.9 million in 1997, $13.6 million in 1996 and $9.6 million in 1995 relating to performance units. As of December 31, 1997, the Company's liability for the 1995-1998 and 1997-2000 performance periods was $31.7 million, which represents a proportionate part of the total estimated amounts payable for the two performance periods. The Company's payout to participants for the 1993-1996 performance period was $20.2 million, of which $7.9 million was paid in December 1996, and the remaining $12.3 million was paid in the first quarter of 1997.

Management Incentive Compensation Plan
Under the management incentive compensation component of the 1997 PIP Plan the Committee is authorized to make management incentive compensation awards to employees of the Company and its subsidiaries and affiliates, subject to the limitation that no individual may receive in excess of $2 million and certain limitations of common shares issued.

Miscellaneous Incentive Arrangements
Under the Employee Stock Purchase Plan (ESPP), employees may purchase common stock of the Company through payroll deductions not exceeding 10% of their compensation. The price an employee pays for a share of stock is 85% of the market price on the last business day of the month. The Company issued 281,852 shares, 279,879 shares and 237,821 shares during 1997, 1996 and
1995, respectively, under the ESPP. An additional 8,305,378 shares were reserved for issuance at December 31, 1997.

Under the Company's Achievement Stock Award Plan, awards may be made up to an aggregate of 1,872,000 shares of common stock together with cash awards to cover any applicable withholding taxes. The Company issued 10,130 shares, 8,505 shares and 10,778 shares during 1997, 1996 and 1995, respectively, under this plan. The weighted-average fair value on the dates of grant in 1997, 1996 and 1995 was $42.25, $30.86 and $24.73, respectively.

SFAS 123 Disclosures
The Company adopted Statement of Financial Accounting Standards No. 123, (SFAS 123), "Accounting for Stock-Based Compensation" in the fourth quarter of 1996. As permitted by the provisions of SFAS 123, the Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock-based employee compensation plans. Accordingly, no compensation cost has been recognized for the Company's stock options or for purchases under the ESPP. The cost recorded for restricted stock and achievement stock awards in 1997, 1996 and 1995 was $16,684,652, $14,527,086 and $13,738,872, respectively. If compensation cost for the Company's stock option plans and its ESPP had been determined based on the fair value at the grant dates as defined by SFAS 123, the Company's pro forma net income and earnings per share would have been as follows:

                                  1997           1996           1995
                             (Dollars in thousands except per share data)
Net Income         As reported    $205,033       $211,113       $139,588
                   Pro forma      $195,198       $204,127       $135,412

Earnings per share
    Basic          As reported    $1.61          $1.66          $1.12
                   Pro forma      $1.53          $1.60          $1.08

    Diluted        As reported    $1.55          $1.60          $1.09
                   Pro forma      $1.48          $1.55          $1.05


For purposes of this pro forma information, the fair value of shares issued under the ESPP was based on the 15% discount received by the employees. The weighted-average fair value on the date of purchase for stock purchased under this Plan was $5.36, $4.60 and $3.72 in 1997, 1996 and 1995, respectively.

For purposes of this pro forma information, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 1.3%, 1.41% and 1.72%; expected volatility of 19.17%, 20.71% and 22.08%; risk-free interest rate of 6.51%, 6.43% and 7.66%; and expected life of six years for each of the three years.

The weighted-average fair value on the dates of grant for options granted in 1997, 1996 and 1995 was $11.83, $9.63 and $7.26, respectively. As required by SFAS 123, this pro forma information is based on stock awards beginning in 1995 and accordingly is not likely to be representative of the pro forma effects in future years because options vest over several years and additional awards generally are made each year.

Hill, Holliday, Connors, Cosmopulos, Inc. Compensation Plans
Hill, Holliday, Connors, Cosmopulos, Inc.,("Hill Holliday"), had an Equity Participation Plan (the "EPP") for various members of management and certain agreements (the "Awards") with three key members of their management, which provide for participants to receive a portion of the proceeds in the event of the sale or merger of Hill Holliday. As a result of the merger discussions initiated in November 1997 and the subsequent agreement entered into on February 19, 1998, Hill Holliday recognized $25,951,000 of compensation expense based on management's assessment that as of December 31, 1997, it was probable that the obligations under the EPP and the Awards would become payable. Also included in the special compensation charge was $869,000 related to the value of certain compensatory stock options and $504,000 related to other stock grants. The remaining balance of the special charge consisted of $4,228,000 of payments on a consulting and supplemental retirement agreement under which no future services are expected, $1,017,000 payable under an employment agreement in the event of the sale of Hill Holliday and $1,033,000 of other expenses.


Carmichael Lynch, Inc. Compensation Plans
Carmichael Lynch maintained an Employee Stock Ownership Program ("ESOP") which was funded by a loan in the original amount of $10,457,694 and contributions from Carmichael Lynch which were approximately $749,000 in 1997, $2,350,000 in 1996 and $1,623,000 in 1995. In accordance with SOP 93-6 the ESOP loan is carried as "Unearned ESOP Compensation" in the supplemental consolidated balance sheet. At December 31, 1997, the loan had a balance of $7,420,000 which will be repaid from proceeds from sale of Company stock received in the merger and the Plan will be terminated. Carmichael Lynch also had a deferred stock equivalent plan payable in cash or stock. In 1997, it was determined that the units would be paid in cash and accordingly the balance of $4,876,399 was reclassified from "Additional Paid in Capital" to "Deferred Compensation". At December 31, 1997, the outstanding units were valued at $3,819,000.

NOTE 7:  RETIREMENT PLANS
Domestic Retirement Plan
The Company and certain of its domestic subsidiaries have a defined benefit plan ("Domestic Plan") and a defined contribution plan ("Savings Plan") which covers substantially all regular employees.

The Company announced that it was freezing benefit accruals under the Domestic Plan effective April 1, 1998. Participants with five or less years of service will become fully vested in the plan effective April 1, 1998. Participants with five or more years of service as of March 31, 1998 will retain their vested balances and participate in a new compensation plan. Under the new plan, each participant's account will be credited with an annual allocation, equal to the projected discounted pension benefit accrual plus interest, while they continue to work for the Company. Participants will be eligible to receive up to ten years of allocations coinciding with the number of years of service with the Company after March 31, 1998. As a result of the change in the Domestic Plan, the Company recorded charges of approximately $16.7 million in the fourth quarter of 1997.

The Company's policy was to fund pension costs as permitted by applicable tax regulations. Pension costs were determined by the projected unit credit method based upon career average pay. Funding requirements for the Domestic Plan were determined using the accrued benefit unit credit method. Under the "cash balance" formula, the participant's account balance was credited each year with an amount equal to the percentage of the year's annual compensation, plus interest credits. Participants in the Domestic Plan on December 31, 1991 who continued to work for the Company after that date had their normal retirement benefits under the plan as of that date converted on an actuarial basis into an opening account balance as of January 1, 1992.

Prior to the 1998 change in the Domestic Plan, the Company was required to record an intangible asset to the extent of unrecognized prior service cost and net transition obligation. In 1996 and 1995, the Company recorded an intangible asset of $10.4 million and $10.5 million, respectively. In addition, the Company recorded a reduction to stockholders' equity of $13.2 million, $13.0 million and $9.1 million, in 1997, 1996 and 1995, respectively.

Net pension costs for the Domestic Plan for 1997, 1996 and 1995 included the following components:
(Dollars in thousands)              1997       1996      1995
Service cost                      $ 4,179    $ 4,057   $ 3,322
Interest cost                      10,567     10,248    10,398
Actual return on plan assets      (14,346)   (10,983)  (20,622)
Amortization of unrecognized
  transition obligation             1,887      1,887     1,887
Amortization of unrecognized
  prior service cost               (1,276)    (1,769)   (1,769)
Amortization of unrecognized
 losses                               943      1,005       309
Curtailment charge                  9,727         -          -
Deferred investment gain            3,335        129    10,874
Net periodic pension cost         $15,016    $ 4,574   $ 4,399

The following table sets forth the funded status and amounts recognized for the Domestic Plan in the Company's consolidated balance sheet at December 31, 1997 and 1996:

(Dollars in thousands)                         1997         1996
Actuarial present value of accumulated
 benefit obligation (including vested
 benefits of $130,707 in 1997 and
 $128,649 in 1996)                           $130,707  $132,110
Actuarial present value of projected benefit
 obligation                                   134,348   139,142
Plan assets at fair value                     115,944   112,284
Projected benefit obligation in excess of
 plan assets                                  (18,404)  (26,858)
Unrecognized net losses                        13,207    20,010
Unrecognized prior service cost                     -       902
Unrecognized net transition obligation              -     9,437
Additional minimum liability                  (13,207)  (23,317)
Accrued pension liability                    $(18,404) $(19,826)

At December 31, 1997, Domestic Plan assets were primarily invested in fixed income and equity securities. Prior service costs were being amortized over the estimated average remaining service period of active employees. The initial net transition obligation was being amortized over 15 years.

A discount rate of 7.25% in 1997, 7.5% in 1996 and 7.25% in 1995 and a salary increase assumption of 6% in 1997, 1996 and 1995 were used in determining the actuarial present value of the projected benefit obligation. The expected return on assets was 10% in 1997, 1996 and 1995.
In addition to the defined benefit plan described above, the Company also sponsors a Savings Plan that covers substantially all domestic employees of the Company and participating subsidiaries who have completed one year of service. The Savings Plan permits participants to make contributions on a pre-tax and/or after-tax basis. The Savings Plan allows participants to designate in which fund(s) they want their contributions invested. The Company matches a portion of participants' contributions based upon the number of years of service. The Company contributed $6,320,738, $5,389,464 and $4,866,881 to the Savings Plan in 1997, 1996 and 1995, respectively.

Foreign Retirement Plans
The Company has several foreign pension plans in which benefits are based primarily on years of service and employee compensation. It is the Company's policy to fund these plans in accordance with local laws and income tax regulations.

Net pension costs for foreign pension plans for 1997, 1996 and 1995 included the following components:

(Dollars in thousands)                  1997     1996      1995
Service cost                         $ 5,266   $ 4,900   $ 5,276
Interest cost                         10,589    10,084    11,054
Net return on plan assets            (10,506)   (9,077)   (8,738)
Net amortization and deferral          1,159     1,251     1,372
Unrecognized net gain                 (1,745)   (2,026)   (1,367)
Other                                      -       (50)        -
Net pension costs                    $ 4,763   $ 5,082   $ 7,597

The following table sets forth the funded status and amounts recognized for the foreign pension plans in the Company's consolidated balance sheet at December
31, 1997 and 1996:
(Dollars in thousands)             1997                            1996
                                   Assets          Accumulated     Assets          Accumulated
                                   Exceed          Benefits        Exceed          Benefits
                                   Accumulated     Exceed          Accumulated     Exceed
                                   Benefits        Assets          Benefits        Assets
Actuarial present value of
 accumulated benefit obligation
 (including vested benefits of:

 1997 - $95,139 and $60,888;
 1996 - $76,092 and $66,113)       $ 95,265         $ 64,650       $ 76,293        $ 71,779
Actuarial present value of
 projected benefit obligation       105,051           72,119         84,404          79,290
Plan assets at fair value           141,215            4,195        129,488           6,336
Projected benefit obligation
 less than (in excess of)
 plan assets                         36,164          (67,924)        45,084         (72,954)
Unrecognized net (gain)/loss        (14,373)           1,490        (27,517)         (1,884)
Unrecognized prior service
 cost                                 3,524                -          4,519               -
Unrecognized net (asset)
 obligation                          (1,043)           4,384         (1,492)          5,777
Prepaid (accrued) pension cost at
 December 31, 1997 and 1996        $ 24,272         $(62,050)      $ 20,594
$(69,061)

Foreign plans utilized discount rates ranging from 3.5% to 14.0% in 1997 and from 5.5% to 12.0% in both 1996 and 1995 and salary increase assumptions ranging from 2.0% to 10.0% in 1997, 1996 and 1995, to determine the actuarial present value of the projected benefit obligation. The expected rates of return on assets of foreign plans ranged from 3.5% to 14.0% in 1997 and 4.0% to 12.0% in both 1996 and 1995.

The Company also has special deferred benefit arrangements with certain key employees. Vesting is based upon the age of the employee and the terms of the employee's contract. Life insurance contracts have been purchased in amounts which may be used to fund these arrangements.

NOTE 8:  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
Postretirement Benefit Plans
The Company and its subsidiaries provide certain postretirement health care benefits for employees who were in the employ of the Company as of January 1, 1988, and life insurance benefits for employees who were in the employ of the Company as of December 1, 1961. The plans cover certain employees in the United States and certain key employees in foreign countries. Effective January 1, 1993, the Company's plan covering postretirement medical benefits was amended to place a cap on annual benefits payable to retirees. Such coverage is self-insured, but is administered by an insurance company.

The Company accrues the expected cost of postretirement benefits other than pensions over the period in which the active employees become eligible for such postretirement benefits.

The components of periodic expense for these postretirement benefits for 1997, 1996 and 1995 were as follows:

(Dollars in thousands)                     1997                 1996
1995
Service cost                             $  612    $  610    $  583
Interest cost                            2,958     2,824     3,047
Amortization of prior service cost        (934)     (934)     (934)
Total periodic expense                  $2,636    $2,500    $2,696



The following table sets forth the funded status and amounts recognized for the Company's postretirement benefit plans in the consolidated balance sheet at December 31, 1997 and 1996:

(Dollars in thousands)

                                           1997        1996
Accumulated postretirement benefit
  obligation:
 Retirees                                  $ 22,619    $ 21,227
 Fully eligible active plan participants      5,484       5,110
 Other active plan participants              13,534      12,420
Total accumulated postretirement
  benefit obligation                         41,637      38,757
Plan assets at fair value                         -           -
Accumulated postretirement benefit
  obligation in excess of plan assets       (41,637)    (38,757)
Unrecognized net loss                        (2,004)     (3,272)
Unrecognized prior service cost              (3,763)     (4,697)
Accrued postretirement benefit liability   $(47,404)   $(46,726)

A discount rate of 7.25% in 1997, 7.50% in 1996 and 7.25% in 1995 and a salary increase assumption of 6.0% in 1997, 1996 and 1995 were used in determining the accumulated postretirement benefit obligation. A 9.0% and a 10.0% increase in the cost of covered health care benefits was assumed for 1997 and 1996, respectively. This rate is assumed to decrease incrementally to 5.5% in the year 2002 and remain at that level thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported. For example, a 1% increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1997 by approximately $1.9 million, and the net periodic cost for 1997 by approximately $0.2 million.

Postemployment Benefits
Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, (SFAS 112), "Employers' Accounting for Postemployment Benefits", and recognized a one-time after-tax charge of $29.6 million. This Statement requires the Company to accrue the costs of certain benefits which include severance, worker's compensation and health care coverage over an employee's service life.

The Company's liability for postemployment benefits totaled $46.7 million and $40.8 million at December 31, 1997 and 1996, respectively, and is included in deferred compensation and reserve for termination allowances. The net periodic expense recognized in 1997, 1996 and 1995 was $28.9 million, $21.2 million and $9.6 million, respectively.

NOTE 9:  SHORT-TERM BORROWINGS
The Company and its domestic subsidiaries have lines of credit with various banks. These credit lines permit borrowings at fluctuating interest rates determined by the banks. Short-term borrowings by subsidiaries outside the United States principally consist of drawings against bank overdraft facilities and lines of credit. These borrowings bear interest at the prevailing local rates. Where required, the Company has guaranteed the repayment of the borrowings. Unused lines of credit by the Company and its subsidiaries at December 31, 1997 and 1996 aggregated $430 million and $329 million, respectively. The weighted-average interest rate on outstanding balances at December 31, 1997 was approximately 6.61%. Current maturities of long-term debt are included in the payable to banks balance.

NOTE 10:  LONG-TERM DEBT
Long-term debt at December 31 consisted of the following:
                                                 1997       1996
(Dollars in thousands)
Convertible Subordinated Notes - 1.80%         $201,768   $     -
Convertible Subordinated Debentures - 3 3/4%          -    115,192
Term loans- 6.45% to 14.0%                      236,833    206,914
Mortgage notes payable and other
  long-term loans- 4.0% to 16.0%                 39,838     50,791
                                                478,439    372,897
Less: current portion                            22,761     18,294
Long-term debt                                 $455,678   $354,603

On September 16, 1997, the Company issued $250 million face amount of Convertible Subordinated Notes due 2004 ("2004 Notes") with a coupon rate of 1.80%. The 2004 Notes were issued at an original price of 80% of the face amount, generating proceeds of approximately $200 million. The notes are convertible into 3.3 million shares of the Company's common stock at a conversion rate of 13.386 shares per $1,000 face amount. These shares have been reserved for the conversion of the notes. The fair value of the 2004 Notes as of December 31, 1997 was approximately $208 million and was determined by obtaining quotes from brokers.

In the fourth quarter of 1997, the Company called for redemption its 3 3/4% Convertible Subordinated Debentures due 2002. Substantially all of the outstanding debentures were converted into approximately 4.3 million shares of the Company's common stock.

The increase in term loans during 1997 was primarily due to an additional $50 million private placement with Prudential. Term loans at December 31, 1997 consisted of $146.7 million of private placements with Prudential, $25.0 million in term loans with First Chicago NBD, $40.0 million in term loans with SunTrust Bank, $20.0 million in term loans with Wachovia Bank, $3.5 million in loans with Norwest and a $1.6 million private placement loan with Massachusetts Mutual.

Mortgage notes payable and other long-term loans at December 31, 1997 primarily related to a $31.6 million mortgage which was used to finance the purchase of a building and land by one of the Company's subsidiaries during 1993.

Under various loan agreements, the Company must maintain specified levels of net worth and meet certain cash flow requirements, and is limited in the level of indebtedness. The Company has complied with the limitations under the terms of these loan agreements.

Long-term debt maturing over the next five years is as follows: 1998-$22.8 million; 1999-$27.5 million; 2000-$6.1 million; 2001-$14.3 million; 2002-
$45.6 million, and thereafter $362.1 million.

All material long-term debt is carried in the consolidated balance sheet at amounts which approximate fair values based upon current borrowing rates available to the Company unless otherwise disclosed.


NOTE 11: SUPPLEMENTAL CASH FLOW INFORMATION
For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Income Tax and Interest Payments
Cash paid for income taxes was approximately $124.8 million, $105.8 million and $84.0 million in 1997, 1996 and 1995, respectively. Interest payments were approximately $24.2 million in 1997, $28.1 million in 1996 and $26.4 million in 1995.

Noncash Financing Activity
As more fully described in Note 10, the Company called for redemption all outstanding issues under the 3 3/4% Convertible Subordinated Debentures due 2002. The debentures were converted into approximately 4.3 million shares of the Company's common stock.

Acquisitions
As more fully described in Note 4 and in connection with acquisitions, the Company issued 5,259,314 shares, 3,710,500 shares, and 2,636,936 shares of the Company's common stock during 1997, 1996 and 1995, respectively.

Details of businesses acquired in transactions accounted for as purchases were as follows:


                                        1997       1996        1995
(Dollars in thousands)
Fair value of assets acquired         $262,925   $182,572   $ 75,305
Liabilities assumed                     89,686    106,289     11,170
Net assets acquired                    173,239     76,283     64,135
Less: noncash consideration             76,794      7,568      9,637
Less: cash acquired                      6,535     16,867      5,481
Net cash paid for acquisitions        $ 89,910   $ 51,848   $ 49,017

The amounts shown above exclude acquisition related deferred payments due in subsequent years, but include cash deferred payments of $30 million, $14 million and $27 million made during 1997, 1996 and 1995, respectively.

NOTE 12:  RESULTS BY QUARTER (UNAUDITED)
________________________________________________________________________________
________________________________________
(Dollars in thousands                1st Quarter             2nd Quarter
3rd Quarter                           4th Quarter
except per share data)            1997        1996        1997      1996
1997                                 1996      1997          1996
Gross income                     $679,297   $583,133    $825,358   $719,577
$732,959    $621,702   $1,026,506         $862,243
Operating expenses                614,874    534,105     649,291    558,461
660,465     557,084      850,181   725,916
Special compensation charges
32,229
Interest expense                   10,698     10,280      11,306     10,097
14,343      10,753       14,227             11,911
Income before provision
   for taxes                       53,725     38,748     164,761    151,019
58,151      53,865      129,869            124,416
Provision for income taxes         21,590     15,023      66,428     61,481
26,124      20,742       70,085             57,261
Net equity interests               (2,704)       441      (5,113)        61
(942)       (555)      (8,487)              (2,375)
Net income                         29,431     24,166      93,220     89,599
31,085      32,568       51,297             64,780

Per share data:
Basic EPS                             .23        .19        .73         .70
 .24         .26                .40             .51
Diluted EPS                           .23        .18        .70         .67
 .24         .25                .38             .49
Cash dividends per share (IPG)                  $.113      $.103      $.130
$.113       $.130       $.113        $.130      $.113

Weighted-average shares:
Basic                         126,734,506 127,756,770 127,161,514 127,730,182
127,078,261 127,561,172 128,853,772 126,969,620
Diluted                       130,669,256 131,671,984 136,044,790 136,034,532
132,181,681 131,327,207 133,592,508 135,162,648

Stock Price:
   High                         $36 5/8     $31 1/2     $41 3/8      $33 1/8
   $51 3/8     $32 3/8     $52 1/2     $33 3/8           Low       $32 1/4
   $26 5/8     $35                $30 3/8    $41 1/2     $27 7/8     $45 1/4
   $29 5/8
________________________________________________________________________________
_________________________________________________
All periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests. See Note 16.

NOTE 13:  GEOGRAPHIC AREAS
Total assets, income from commissions and fees and income before provision for income taxes are presented below by major geographic area:

(Dollars in thousands)     1997          1996           1995
Total Assets:
United States            $3,179,103    $2,458,270    $2,117,696
International
  Europe                  1,735,068     1,653,242     1,569,650
  Asia Pacific              571,153       545,350       515,505
  Latin America             257,730       224,683       193,592
  Other                     134,551       135,874       135,243
    Total International   2,698,502     2,559,149     2,413,990
    Total Consolidated   $5,877,605    $5,017,419    $4,531,686
Income From Commissions and Fees:
United States            $1,531,152    $1,214,785    $  973,943
International
  Europe                    996,823       907,373       860,502
  Asia Pacific              323,626       311,576       282,200
  Latin America             204,894       170,024       152,503
  Other                      78,017        73,415        72,753
    Total International   1,603,360     1,462,388     1,367,958
    Total Consolidated   $3,134,512    $2,677,173    $2,341,901

Income Before Provision for Income Taxes:
Operating income:
United States            $ 215,167     $  206,898    $  144,681
International
  Europe                   129,757         99,778        77,798
  Asia Pacific              53,485         57,831        48,290
  Latin America             48,067         35,578        31,626
  Other                     10,604         11,004         6,572
    Total International    241,913        204,191       164,286

Items not allocated to operations,
  principally interest expense:
  United States             (35,352)      (29,900)      (26,472)
  International             (15,222)      (13,141)      (14,452)
    Total Consolidated   $  406,506    $  368,048    $  268,043
The largest client of the Company contributed approximately 11% in 1997, 1996 and 1995 to income from commissions and fees. The Company's second largest client contributed approximately 8% in 1997, 1996 and 1995 to income from commissions and fees.

Dividends received from foreign subsidiaries were approximately $40.8 million in 1997, $35.2 million in 1996 and $31.8 million in 1995. Net assets of foreign subsidiaries were approximately $645 million, $679 million and $586 million at December 31, 1997, 1996 and 1995, respectively.

Consolidated net income includes losses from exchange and translation of foreign currencies of $5.6 million, $4.1 million and $4.7 million in 1997, 1996 and 1995, respectively.

NOTE 14:  FINANCIAL INSTRUMENTS
Financial assets, which include cash and cash equivalents, marketable securities and receivables, have carrying values, which approximate fair value. Long-term equity securities, included in other investments and miscellaneous assets in the Consolidated Balance Sheet, are deemed to be available-for-sale as defined by SFAS 115 and accordingly are reported at fair value with net unrealized gains and losses reported within stockholders' equity. At December 31, 1997, long-term equity securities had a cost basis of $20 million with a market value of $42 million.

Financial liabilities with carrying values approximating fair value include accounts payable and accrued expenses, as well as payable to banks and long-term debt. As of December 31, 1997, the 1.80% Convertible Subordinated Notes due 2004 had a cost basis of $202 million with a market value of $208 million. The fair value was determined by obtaining quotes from brokers(refer to Note 10 for additional information on long-term debt).

The Company occasionally uses forwards and options to hedge a portion of its net investment in foreign subsidiaries and certain intercompany transactions in order to mitigate the impact of changes in foreign exchange rates on working capital. The notional value and fair value of all outstanding forwards and options contracts at the end of the year as well as the net cost of all settled contracts during the year were not significant.


NOTE 15:  COMMITMENTS AND CONTINGENCIES
At December 31, 1997, the Company's subsidiaries operating outside the United States were contingently liable for discounted notes receivable of approximately $11.5 million.

The Company and its subsidiaries lease certain facilities and equipment. Gross rental expense amounted to approximately $200 million for 1997, $193 million for 1996 and $180 million for 1995, which was reduced by sublease income of $30.5 million in 1997, $29.1 million in 1996 and $19.5 million in 1995.

During 1995, the Company entered into a transaction whereby it acquired the leasing operations of a third party at a cost of approximately $7 million. These leasing operations include equipment leased from the equipment owner (the "Owner"), which was in turn leased to a third party (the "Sublessee"). These leases were accounted for by the Company as operating leases. The Sublessee prepaid $46.6 million of its obligations under the sublease agreement. This prepayment is held in an interest-bearing escrow account and is used to meet the Company's lease obligations to the Owner. At December 31, 1997, the remaining escrow balance was $5.2 million and is reflected in prepaid expenses and other current assets. The unearned sublease income amount was $3.3 million and is reflected in other noncurrent liabilities. The deferred tax asset attributable to the prepaid sublease obligation amounted to $4.4 million at December 31, 1997.

Minimum rental commitments for the rental of office premises and equipment under noncancellable leases, some of which provide for rental adjustments due to increased property taxes and operating costs for 1998 and thereafter, are as follows:

(Dollars in thousands)         Gross         Sublease
Period                         Amount        Income

1998                           $159,588      $13,385

1999                            144,811       10,071

2000                            127,787        7,812

2001                            110,785        6,898

2002                              98,090        4,105

2003 and thereafter             437,627        4,020


Certain of the Company's acquisition agreements provide for the payment by the Company of future contingent consideration based upon future revenues or profits of the companies acquired.

The Company and certain of its subsidiaries are party to various tax examinations, some of which have resulted in assessments. The Company intends to vigorously defend any and all assessments and believes that additional taxes (if any) that may ultimately result from the settlement of such assessments and open examinations would not have a material adverse effect on the consolidated financial statements.


NOTE 16: SUBSEQUENT EVENTS

In April 1998, the Company issued 4,685,334 shares of its common stock for three acquisitions, which were accounted for as poolings of interests. These included Hill, Holliday, Connors, Cosmopulos Inc. - 2,062,434 shares, The Jack Morton Company - 2,135,996 shares and Carmichael Lynch Inc. - 486,904 shares. The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of the April 1998 pooled entities in addition to all prior pooled entities.
                                        SELECTED FINANCIAL DATA FOR FIVE YEARS
<F1>
(Dollars in thousands except per share data)
                                   1997         1996           1995
1994                               1993
Operating Data
Gross income                       $ 3,264,120  $ 2,786,655    $ 2,429,341   $
2,185,411                          $ 2,032,541
Operating expenses                   2,774,811    2,375,566      2,082,197
1,886,529                            1,783,854
Restructuring charges                        -            -              -
48,715                                       -
Write-down of goodwill and other
   related assets                            -            -         38,177
-                                            -
Special compensation charges            32,229            -              -
-                                                     -
Interest expense                        50,574       43,041         40,924
34,095                                  27,906
Provision for income taxes             184,227      154,507        126,619
89,445                                 103,523
Income before effect of accounting
  changes                              205,033      211,113        139,588
127,107                                110,466
Effect of accounting changes:
  Postemployment benefits <F2>               -                           -
-       (29,564)                             -
  Income taxes <F3>                          -            -              -
-          (512)
Net Income                         $   205,033  $   211,113    $   139,588   $
97,543                             $   109,954
Per Share Data
Basic
Income before effect of accounting
  changes                          $      1.61  $      1.66    $      1.12   $
1.04                               $       .90
Effect of accounting changes<F2><F3>         -            -              -
(.25)                                        -
Net Income                         $      1.61  $      1.66    $      1.12   $
0.79                               $       .90
Weighted-average shares            127,457,013  127,504,436    125,009,700
122,770,794                        121,920,904
Diluted
Income before effect of accounting
  changes                          $      1.55  $      1.60    $      1.09   $
1.01                               $       .88
Effect of accounting changes<F2><F3>         -            -              -
(.23)                                        -
Net Income                         $      1.55  $      1.60    $      1.09   $
0.78                               $       .88
Weighted-average shares            136,016,598  135,795,875    129,011,690
126,165,896                        125,964,561
Financial Position
Working capital                    $   245,757  $   143,859    $   128,687   $
75,159                             $   161,798
Total assets                         5,877,605    5,017,419      4,531,686
3,995,901                            3,335,832
Long-term debt                         455,678      354,603        303,894
255,052                                229,882
Book value per share               $      8.05  $      6.73    $      5.77   $
4.98                               $      4.58
Other Data
Cash dividends (Interpublic)       $    61,242  $    51,786    $    46,124   $
40,360                             $    35,901
Cash dividends per share (IPG)     $       .50  $       .44    $       .40   $
 .36                                $       .33
Number of employees                     28,100       23,600         22,000
19,800                                  20,100
<F1> All periods have been restated to reflect the aggregate effect of acquisitions accounted for as poolings of interests. See Note 16.
<F2> Reflects the cumulative effect of adopting SFAS 112, "Employers' Accounting for Postemployment Benefits."
<F3> Reflects the cumulative effect of adopting SFAS 109, "Accounting for Income
Taxes."

                                                            SCHEDULE VIII

        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS

            For the Years Ended December 31, 1997, 1996 and 1995

                           (Dollars in thousands)

COLUMN A      COLUMN B       COLUMN C           COLUMN D     COLUMN E

                              Additions
              Balance     Charged   Charged
             at          to         to Other                    Balance
             Beginning   Costs &    Accounts-     Deductions-   at End
Description  of Period   Expenses   Describe      Describe      of Period



Allowance for
  Doubtful Accounts -
  deducted from
  Receivables in the
  Consolidated
  Balance Sheet:

1997         $34,953     $12,698    $2,256<F1>    $ (2,566)<F2>   $39,896
                                       848<F5>      (5,919)<F3>
                                                    (2,374)<F4>


1996         $22,811     $17,219    $  240 <F1>   $   (815)<F2>   $34,953
                                     1,060 <F5>     (5,234)<F3>
                                                      (328)<F4>


1995         $22,839     $10,448    $1,324 <F1>   $(10,421)<F3>   $22,811
                                       137 <F2>      (819)<F4>
                                                     (697)<F5>

  <F1>   Allowance for doubtful accounts of acquired and newly consolidated companies.
  <F2>   Foreign currency translation adjustment.
  <F3>   Principally amounts written off.
  <F4>   Reversal of previously recorded allowances on accounts receivable.
  <F5>   Miscellaneous.






        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                (Dollars in thousands except per share data)
                                   ASSETS
                                             (unaudited)
                                              MARCH 31,     DECEMBER 31,
                                                1998           1997
Current Assets:
  Cash and cash equivalents (includes
    certificates of deposit:  1998-$80,777
    1997 - $256,934)                         $  486,103     $  735,440
  Marketable securities, at cost which
    approximates market                          45,868         31,944
  Receivables (less allowance for doubtful
    accounts: 1998-$39,782; 1997-$39,896)     2,983,028      3,050,917
  Expenditures billable to clients              259,167        240,000
  Prepaid expenses and other current assets     116,185        105,504
    Total current assets                      3,890,351      4,163,805

Other Assets:
 Investment in unconsolidated affiliates         46,015         46,665
Deferred taxes on income                         56,750         59,424
Other investments and miscellaneous assets      230,887        219,839
    Total other assets                          333,652        325,928

Fixed Assets, at cost:
  Land and buildings                             83,227         83,621
  Furniture and equipment                       518,126        503,823
                                                601,353        587,444
  Less accumulated depreciation                 340,292        330,593
                                                261,061        256,851
  Unamortized leasehold improvements            104,928        103,494
    Total fixed assets                          365,989        360,345

Intangible Assets (less accumulated
  amortization: 1998-$239,981;
  1997-$227,401)
                                              1,113,549      1,027,527
Total assets                                 $5,703,541     $5,877,605

















        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                (Dollars in Thousands Except Per Share Data)
                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                       (unaudited)
                                        MARCH 31,           DECEMBER 31,
                                          1998                1997
Current Liabilities:
  Payable to banks                      $  225,110          $  162,807
  Accounts payable                       2,894,050           3,156,049
  Accrued expenses                         423,045             448,054
  Accrued income taxes                     140,502             151,138
    Total current liabilities            3,682,707           3,918,048
Noncurrent Liabilities:
  Long-term debt                           256,954             253,910
  Convertible subordinated notes           201,018             201,768
  Deferred compensation and reserve
    for termination liabilities            271,753             263,463
  Accrued postretirement benefits           47,404              47,404
  Other noncurrent liabilities              66,805              70,791
  Minority interests in consolidated
    subsidiaries                            31,967              31,917
    Total noncurrent liabilities           875,901            869,253
Stockholders' Equity:
  Preferred Stock, no par value
    shares authorized: 20,000,000
    shares issued:none
  Common Stock, $.10 par value
    shares authorized:  225,000,000
    shares issued:
         1998 - 144,322,587
         1997 - 143,567,843                 14,432             14,357
  Additional paid-in capital               606,863            552,282
  Retained earnings                      1,014,527            995,702
  Adjustment for minimum pension
    liability                              (13,207)           (13,207)
  Net unrealized gain on
    equity securities                       16,566                  12,405
  Cumulative translation adjustments      (161,600)          (154,093)
                                         1,477,581          1,407,446
  Less:
  Treasury stock, at cost:
    1998 - 7,785,786 shares
    1997 - 8,063,983 shares                266,906           253,088
  Unearned ESOP compensation                 7,420             7,420
  Unamortized expense of restricted
    stock grants                            58,322            56,634
    Total stockholders' equity           1,144,933         1,090,304
Total liabilities and stockholders'
  equity                                $5,703,541        $5,877,605

The accompanying notes are an integral part of these consolidated financial statements.

All periods have been restated to reflect the aggregate effect of acquisitions accounted for as poolings of interests. See Note (d).
        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME (unaudited)
                         THREE MONTHS ENDED MARCH 31
                (Dollars in Thousands Except Per Share Data)

                                               1998          1997

Revenue                                    $   761,147      $   665,064
Other income                                    14,153       14,233
     Gross income                              775,300      679,297

Costs and expenses:
  Operating expenses                           700,567      614,874
  Interest                                      10,936       10,698
     Total costs and expenses                  711,503      625,572

Income before provision for income taxes        63,797       53,725

Provision for income taxes                      25,768       21,590

Income of consolidated companies                38,029           32,135

Income applicable to minority
  interests                                     (2,840)      (4,257)
Equity in net income of unconsolidated
  affiliates                                       651        1,553

Net income                                 $    35,840  $    29,431

Weighted average shares:
   Basic                                   132,394,115  126,734,506
   Diluted                                 137,446,055  130,669,256

Earnings per share:
   Basic EPS                               $       .27  $       .23
   Diluted EPS                             $       .26  $       .23

   Dividend per share - Interpublic        $       .13  $       .11


The accompanying notes are an integral part of these consolidated financial statements.

All periods have been restated to reflect the aggregate effect of acquisitions accounted for as poolings of interests. See Note (d).













        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (unaudited)
                         THREE MONTHS ENDED MARCH 31

                           (Dollars in Thousands)



                                           1998         1997

Net Income                                 $ 35,840     $ 29,431

Other Comprehensive Income, net of tax:

Foreign Currency Translation Adjustments     (7,507)     (35,163)

Net Unrealized Gains on Securities            4,161            -

Other Comprehensive Income                   (3,346)     (35,163)

Comprehensive Income                       $ 32,494     $( 5,732)



The accompanying notes are an integral part of these consolidated financial statements.

All periods have been restated to reflect the aggregate effect of acquisitions accounted for as poolings of interests. See Note (d).


























        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
        SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)
                         THREE MONTHS ENDED MARCH 31
                           (Dollars in Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:                  1998      1997
Net income                                          $ 35,840     $ 29,431
Adjustments to reconcile net income to
   cash used in operating activities:
  Depreciation and amortization of fixed assets       21,062    18,680
  Amortization of intangible assets                   12,580     7,972
  Amortization of restricted stock awards              5,052     3,733
  Equity in net income of unconsolidated
   affiliates                                           (651)   (1,553)
  Income applicable to minority interests              2,840     4,257
  Translation losses                                     276       873
  Other                                               (4,096)        (174)
Changes in assets and liabilities, net of acquisitions:
 Receivables                                         53,951    28,752
  Expenditures billable to clients                   (20,102)     (35,846)
  Prepaid expenses and other assets                  (11,511)  (13,450)
  Accounts payable and accrued expenses             (270,173) (180,224)
  Accrued income taxes                                (9,303)  (23,278)
  Deferred income taxes                                2,907       632
  Deferred compensation and reserve for termination
    liabilities                                        7,261    (4,808)
Net cash used in operating activities               (174,067) (165,003)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions                                       (48,051)  (13,130)
  Proceeds from sale of investments                      607       102
  Capital expenditures                               (27,978)  (19,029)
  Net purchases of marketable securities             (14,559)   (8,580)
  Other investments and miscellaneous assets          (5,684)   (1,497)
  Unconsolidated affiliates                             (612)    2,000
Net cash used in investing activities                (96,277)  (40,134)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in short-term borrowings                   63,263   188,530
  Proceeds from long-term debt                         1,997     1,870
  Payments of debt                                      (390)   (1,511)
  Treasury stock acquired                            (32,917)  (34,437)
  Issuance of common stock                             9,832    11,048
  Cash dividends - Interpublic                       (17,015)  (13,464)
  Cash dividends - pooled companies                        -    (1,560)
Net cash provided by financing activities             24,770   150,476
Effect of exchange rates on cash and cash
  equivalents                                         (3,763)  (12,282)
Decrease in cash and cash equivalents               (249,337)     (66,943)
Cash and cash equivalents at beginning of year       735,440   507,394
Cash and cash equivalents at end of period          $486,103  $440,451


The accompanying notes are an integral part of these consolidated financial statements.

All periods have been restated to reflect the aggregate effect of acquisitions accounted for as poolings of interests. See Note (d).


        THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (unaudited)


1. Supplemental Consolidated Financial Statements

(a) In the opinion of management, the supplemental consolidated balance sheet as of March 31, 1998, the supplemental consolidated statement of income for the three months ended March 31, 1998 and 1997, the supplemental consolidated statement of comprehensive income for the three months ended March 31, 1998 and 1997 and the supplemental consolidated statement of cash flows for the three months ended March 31, 1998 and 1997, contain all adjustments necessary to present fairly the financial position, results of operations and cash flows at March 31, 1998 and for all periods presented.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these supplemental consolidated financial statements be read in conjunction with the consolidated financial statements and related notes included in The Interpublic Group of Companies, Inc.'s (the "Company's") December 31, 1997 annual report to stockholders and the supplemental consolidated financial statements and related notes included in the Current Report on Form 8-K dated July 1, 1998.


(b) Statement of Financial Accounting Standards (SFAS) No. 95 "Statement of Cash Flows" requires disclosures of specific cash payments and noncash investing and financing activities. The Company considers all highly liquid investments with a maturity of three months or less to be cash
     equivalents. Income tax cash payments were approximately     $49.1
     million and $33.3 million in the first three months of 1998 and 1997, respectively. Interest payments during the first three months of 1998 and 1997 were approximately $7.7 million and $4.7 million, respectively.

(c) In July 1997, a three-for-two stock split was effected by payment of a stock dividend. This split has been reflected in the accompanying supplemental consolidated financial statements.

(d)  Subsequent events
     In April 1998, the Company issued 4,685,334 shares of its common stock for acquisitions accounted for as poolings if interests. These included Hill, Holliday, Connors, Cosmopulos Inc. - 2,062,434 shares, The Jack Morton Company - 2,135,996 shares and Carmichael Lynch Inc. - 486,904 shares. The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of the April 1998 pooled entities in addition to all prior pooled entities.









      THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES


Working capital at March 31, 1998 was $207.6 million, a decrease of $38.1 million from December 31, 1997. The ratio of current assets to current liabilities was approximately 1.1 to 1 at March 31, 1998.

Historically, cash flow from operations has been the primary source of working capital and management believes that it will continue to be in the future. The principal use of the Company's working capital is to provide for the operating needs of its advertising agencies, which include payments for space or time purchased from various media on behalf of its clients.
The Company's practice is to bill and collect from its clients in sufficient time to pay the amounts due media. Other uses of working capital include the payment of cash dividends, acquisitions, capital expenditures and the reduction of long-term debt. In addition, during the first three months of 1998, the Company acquired 649,915 shares of its own stock for approximately $32.9 million for the purpose of fulfilling the Company's obligations under its various compensation plans.


































RESULTS OF OPERATIONS
Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

Total revenue for the three months ended March 31, 1998 increased $96.1 million, or 14.4%, to $761.1 million compared to the same period in 1997. Domestic revenue increased $67.4 million or 20% from 1997 levels. Foreign revenue increased $28.7 million or 8.8% during the first quarter of 1998 compared to 1997. Other income during the first quarter of 1998 was flat compared to the same period in 1997.

Operating expenses increased $85.7 million or 13.9% during the three months ended March 31, 1998 compared to the same period in 1997. Interest expense increased 2.2% as compared to the same period in 1997.

Pretax income increased $10.1 million or 18.7% during the three months ended March 31, 1998 compared to the same period in 1997.

The increase in total revenue, operating expenses, and pretax income is primarily due to the effect of new business gains.

Net losses from exchange and translation of foreign currencies for the three months ended March 31, 1998 were approximately $.6 million versus $2.0 million for the same period in 1997.

The effective tax rate for the three months ended March 31, 1998 was 40.4%, as compared to 40.2% in 1997.

The difference between the effective and statutory rates is primarily due to foreign losses with no tax benefit, losses from translation of foreign currencies which provided no tax benefit, state and local taxes, foreign withholding taxes on dividends and nondeductible goodwill expense.
























                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                       THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                       (Registrant)








Date:  July 1, 1998    BY /S/ EUGENE P. BEARD
                              Eugene P. Beard
                              Vice Chairman -
                              Finance and Operations








Date:  July 1, 1998    BY /S/  JOSEPH M. STUDLEY
                               Joseph M. Studley
                               Chief Accounting Officer